Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals Announces Top-Line Results from

Phase IV Trial of Testim® in Patients with Type II Diabetes

MALVERN, PA (June 15, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company, today reported top-line results from its Phase IV randomized trial of Testim® 1%, its topical testosterone gel, treatment in patients with Type II diabetes.

This double-blind, placebo-controlled study of 204 patients showed that patients treated with Testim experienced a statistically significant improvement in serum testosterone levels (p< 0.001) compared to those receiving placebo. Patients in the Testim treatment group also experienced a statistically significant increase in lean body mass (muscle mass) (p= 0.026) and decrease in fat mass (p< 0.001) compared to the control group, confirming results from previous studies.

“These findings confirm past clinical studies demonstrating that restoring testosterone levels with Testim can help men lose fat mass and gain muscle mass, both of which are vital components in managing the effects of Type II diabetes,” said Ms. Gerri Henwood, Auxilium’s Chief Executive Officer. “The findings represent an initial analysis of results from the study. We believe that the study investigators will present more complete trial results at appropriate scientific meetings and in peer-reviewed publications at a later date.”

The analysis of hemoglobin A1C levels, the primary endpoint of the study, did not show a statistically significant difference between the treatment groups. Hemoglobin A1C is an average measure of blood sugar over a two-to-three month period, and can determine whether a patient’s blood sugar is under control over time.

“The majority of patients started the study at the low end of the hemoglobin A1C entry range, which may have reduced the opportunity to demonstrate a statistically significant difference between the treatment groups, and we believe various factors related to patients’ health prior to entering the study may have influenced the findings related to Testim’s impact on hemoglobin A1C levels,” said Dr. Jyrki Mattila, Auxilium’s Executive Vice President, Research and Development, Business Development and Technical Operations. “While we observed significant changes in body composition, the treatment period may also have been too short to demonstrate the full impact of these effects on hemoglobin A1C. We believe further study of the impact of these beneficial effects is warranted.”

Study results showed that Testim appears to be safe when taken alongside oral hypoglycemic medications, and it did not interfere with their clinical effect. The overall tolerability profile of Testim in patients with Type II diabetes was consistent with the prescribing information for Testim, and no instances of skin reactions were reported in the Testim treatment group. No serious adverse events were reported that were judged by the investigator to be related to treatment.

“In conclusion, we believe that the insights from this study can be built upon as we seek to better understand potential longer term benefits and synergies associated with the correction of hypogonadism in men with Type II diabetes, especially since other studies have reported that about one-third of men with diabetes are hypogonadal, “ said Ms. Henwood.

About Testim

Testim is a marketed, proprietary, topical 1% testosterone gel that treats hypogonadism (low testosterone) by raising testosterone blood levels back to normal. Testim is packaged in convenient, easy-to-open, single-use tubes. Patients apply Testim once a day to the upper arms and shoulders and its active ingredient, testosterone, is absorbed through the skin and into the bloodstream. Testim has been studied in 13 clinical trials in over 1,600 patients, including five studies with currently marketed products. For information regarding the safety and use of Testim, please see the prescribing information at www.testim.com.

According to a 2001 article published in The Journal of Clinical Endocrinology & Metabolism, hypogonadism affects approximately 20% of the U.S. male population over age 50. Hypogonadism is defined as reduced or absent secretion of testosterone which can lead to symptoms such as loss of libido, adverse changes in body composition, irritability and poor concentration. The U.S. Food and Drug Administration estimates that only 5% of men with hypogonadism currently receive testosterone replacement therapy.

About Auxilium Pharmaceuticals

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on developing and marketing products for urology, sexual health and other indications within specialty markets. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 130-person sales and marketing team. Auxilium has five projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Disease and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium’s testosterone replacement transmucosal film product candidate for the treatment of hypogonadism (AA2600) has commenced Phase III of development and should commence pivotal Phase III trials later in the second quarter. Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in Phase I of development. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, options to all indications using AA4500 for non-topical formulations, and other products for urology and sexual health. For additional information, visit http://www.auxilium.com.

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the factors that may have influenced trial results, the advisability of further studies, the future studies that the Company may undertake and the findings thereof, the future presentation of study results by the investigators, and the timing for the commencement of various clinical trials for Auxilium’s product candidates during 2006, if at all, and products in development for pain, urology and sexual health. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 under the heading “Risk Factors”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations—SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

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